Filed pursuant to Rule 424(b)(7)
Registration No. 333-243708
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	5,929,125(1)	$140.82(2)	$834,939,382.50	$91,091.89

(1)
All shares being registered hereby are offered for the account of certain selling stockholders who acquired such shares in a private transaction.

(2)
Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Common Stock on the NASDAQ Global Select Market on June 11, 2021.

PROSPECTUS SUPPLEMENT
(to prospectus dated August 10, 2020)
Match Group, Inc.
Common Stock
This prospectus supplement relates to the offer and sale, from time to time, of up to 5,929,125 shares of Match Group, Inc. (“Match Group”) Common Stock, par value $0.001 (“Match Group Common Stock”), by the selling stockholders named in this prospectus supplement (the “Selling Stockholders”). We are not offering any shares of Match Group Common Stock under this prospectus supplement and will not receive any proceeds from the sale of shares of Match Group Common Stock offered by the Selling Stockholders. The Selling Stockholders acquired the shares of Match Group Common Stock in connection with our acquisition of Hyperconnect, Inc., which closed on June 16, 2021. Pursuant to the purchase agreement, we had the option to issue shares of Match Group Common Stock to the Selling Stockholders as partial consideration for the acquisition. We are registering the offer and sale of the shares that we issued as partial consideration to satisfy registration rights we granted to the Selling Stockholders.
While Match Group will not receive any of the proceeds from the sale of shares of Match Group Common Stock offered by the Selling Stockholders, Match Group has agreed to pay certain expenses relating to the registration of such shares. See “Selling Stockholders” and “Plan of Distribution.” The Selling Stockholders may, from time to time, offer and sell the shares held by them directly or indirectly through agents or broker-dealers on terms to be determined at the time of sale. See “Plan of Distribution.”
Shares of Match Group Common Stock are traded on the Nasdaq Global Select Market, or NASDAQ, under the ticker symbol “MTCH.” On June 16, 2021, the last reported sales price of shares of Match Group Common Stock on the NASDAQ was $143.02 per share.
Investing in Match Group Common Stock involves risks. You should carefully read and consider the risks described in “Risk Factors” on page S-2 of this prospectus supplement and as incorporated by reference herein before investing in Match Group Common Stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 17, 2021.

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT
This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of the offering of Match Group Common Stock. The second part, the accompanying prospectus which is dated August 10, 2020, provides more general information, some of which may not apply to the offering of Match Group Common Stock. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Before purchasing any shares of Match Group Common Stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS
Investing in Match Group Common Stock involves risk. Before you invest in Match Group Common Stock, you should carefully consider all of the risk factors incorporated by reference in this prospectus supplement, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You should also carefully consider all of the other information included or incorporated by reference in this prospectus supplement. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in Match Group Common Stock. Some statements in this prospectus supplement constitute forward-looking statements. See “Information Concerning Forward-Looking Statements” in the accompanying prospectus.

USE OF PROCEEDS
Match Group will not receive any of the proceeds from any sale of shares of Match Group Common Stock by the Selling Stockholders.
The Selling Stockholders will pay any underwriting fees, discounts or commissions attributable to the sale of the shares registered under this prospectus supplement, or any fees and expenses of any broker-dealer or other financial intermediary engaged by any Selling Stockholder. Match Group will bear all other costs, fees and expenses incurred in connection with the registration of the shares covered by this prospectus supplement.See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS
The following table sets forth the name of each Selling Stockholder, the number of shares of Match Group Common Stock owned by each of the respective Selling Stockholders as of June 16, 2021, the number of shares that may be offered under this prospectus supplement and the number of shares of Match Group Common Stock owned by the Selling Stockholders assuming all of the shares covered hereby are sold. The Selling Stockholders may sell some, all or none of their shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the Selling Stockholders. Based upon information provided by the Selling Stockholders, except with respect to the agreement to acquire Hyperconnect, Inc. pursuant to which the Selling Stockholders acquired their respective shares of Match Group Common Stock, none of the Selling Stockholders nor any of their affiliates, officers, directors or principal equity holders, has held any positions or office (or has had any material relationship) with Match Group within the three years prior to the date they furnished such information.
To the extent any of the Selling Stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act. Unless otherwise indicated in the footnotes below, Match Group believes that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Match Group Common Stock listed as beneficially owned by them.
The information set forth below is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of shares of Match Group Common Stock to the Selling Stockholders in connection with our acquisition of Hyperconnect, Inc. Percentage ownership information in the following tables is based on 270,588,268 shares of Match Group Common Stock outstanding on May 31, 2021.

	Beneficial Ownership Prior to this Offering		Number of Shares of Match Group Common Stock Offered	Beneficial Ownership After Offering(1)
Name	Shares	Percent(2)		Shares	Percent(2)
Kangsik Jung	945,855	*	945,855	—	—
Altos Korea Opportunity Fund, L.P.	923,568	*	923,568	—	—
Altos Korea Opportunity Fund 3, L.P.	362,061	*	362,061	—	—
Altos Hybrid, L.P.	114,626	*	114,626	—	—
Altos Hybrid 3, L.P.	83,124	*	83,124	—	—
Altos Hybrid D, LLC	60,828	*	60,828	—	—
Altos Hybrid HCB, LLC	17,197	*	17,197	—	—
Altos Hybrid BF, LLC	12,239	*	12,239	—	—
Altos Hybrid BL, LLC	12,239	*	12,239	—	—
Altos Hybrid G, LLC	11,981	*	11,981	—	—
Altos Hybrid 2 P-FIO, LLC	8,595	*	8,595	—	—
Altos Hybrid 3 GS, LLC	7,690	*	7,690	—	—
Altos Hybrid 2 V, LLC	6,446	*	6,446	—	—
Altos Hybrid 3 M, LLC	4,297	*	4,297	—	—
Altos Hybrid 3 B, LLC	4,297	*	4,297	—	—
Altos Hybrid 3 I, LLC	3,845	*	3,845	—	—
Altos Hybrid 3 GB, LLC	3,845	*	3,845	—	—
Altos Hybrid 3 T, LLC	3,845	*	3,845	—	—
Altos Korea Opportunity Fund 4, L.P.	41,501	*	41,501	—	—
SB Global Star Fund	455,385	*	455,385	—	—
Growth Acceleration Fund	198,608	*	198,608	—	—
Sang Il Ahn	1,682,371	*	1,682,371	—	—
Hyoun Taek Yong	526,524	*	526,524	—	—
Kiwoom Securities Co., Ltd.	82,066	*	82,066	—	—
Kang San Lee	96,428	*	96,428	—	—
Jung Hoon Kim	46,162	*	46,162	—	—
Sang Pil Yoon	41,033	*	41,033	—	—
NH Investment & Securities Co., Ltd.	42,582	*	42,582	—	—
Samsung Securities	33,291	*	33,291	—	—
Mirae Asset Securities Co., Ltd.	41,807	*	41,807	—	—
Young Ah Song	18,465	*	18,465	—	—
KIP Core Competency Leverage Fund	36,324	*	36,324	—	—

*
Less than one percent of the shares of Match Group Common Stock outstanding on May 31, 2021.

(1)
Assumes that all shares of Match Group Common Stock issued in connection with our acquisition of Hyperconnect, Inc. have been sold by the Selling Stockholders.

(2)
Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 270,588,268 shares of Match Group Common Stock outstanding on May 31, 2021.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock that is:
•
a nonresident alien individual;

•
a foreign corporation; or

•
a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.
If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.
This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Dividends
Distributions of cash or other property will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of our common stock, as described below under “— Gain on Disposition of Our Common Stock.”
Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.
If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Gain on Disposition of Our Common Stock
Subject to the discussions below under “— Information Reporting and Backup Withholding” and “— FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•
we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.
If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Additionally, a 30% withholding would have applied to payments of gross proceeds of dispositions of our common stock on or after January 1, 2019; however, proposed Treasury regulations eliminate this 30% withholding on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock.
Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

PLAN OF DISTRIBUTION
This prospectus supplement relates to the offer and sale from time to time of shares of Match Group Common Stock by the Selling Stockholders. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Match Group Common Stock registered pursuant to the registration statement of which this prospectus supplement forms a part.
The Selling Stockholders may, from time to time, sell any or all of the shares of Match Group Common Stock beneficially owned by them and offered hereby directly or indirectly through one or more broker-dealers or agents. The Selling Stockholders will be responsible for any agent’s commissions. The Match Group Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares of Match Group Common Stock:
•
on the NASDAQ or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•
in the over-the-counter market;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
through the writing of options, swaps or derivatives whether such options are listed on an options exchange or otherwise;

•
through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
through purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•
through an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•
in privately negotiated transactions;

•
through the settlement of short sales;

•
through broker-dealers that may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•
through a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.
In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares short and deliver the shares to close out such short position.
Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Match Group Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
The Selling Stockholders will be subject to the Exchange Act and the rules promulgated thereunder, including Regulation M, which may limit the timing of purchases and sales of Match Group Common Stock by the Selling Stockholders and their affiliates.
Match Group has agreed to bear all other costs, fees and expenses incurred in connection with the registration of the shares of Match Group Common Stock covered by this prospectus supplement. These may include, without limitation, all registration and filing fees, NASDAQ listing fees, fees and expenses of Match Group’s counsel and accountants, and blue sky fees and expenses. However, Match Group does not have any obligation to pay any underwriting fees, discounts or commissions attributable to the sale of such Match Group Common Stock, or any fees and expenses of any broker-dealer or other financial intermediary engaged by any Selling Stockholder. Match Group has also agreed to indemnify each Selling Stockholder and their officers and directors, and any person who controls such Selling Stockholder, against certain losses, claims, damages and expenses arising under the applicable securities laws.

PROSPECTUS
Match Group, Inc.
Common Stock, Preferred Stock, Debt Securities,
Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling security holders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.
Our common stock is listed on NASDAQ under the trading symbol “MTCH.”
Investing in these securities involves certain risks. See “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
The date of this prospectus is August 10, 2020

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and information incorporated by reference after the date of this prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any free writing prospectus together with additional information described under the heading “Where You Can Find More Information.”
We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
MATCH GROUP, INC.
Match Group, Inc., through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to our users all over the world.
Our principal executive office is located at 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, and our telephone number is (214) 576-9352. We maintain a web site address at www.mtch.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling security holder, we will not receive any of the proceeds from such sale.
DESCRIPTION OF SECURITIES
This prospectus contains a summary of the securities that Match Group or certain selling security holders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.
DESCRIPTION OF CAPITAL STOCK
The following description is based upon our amended certificate of incorporation, our second amended and restated by-laws and applicable provisions of law. We have summarized certain portions of our amended certificate of incorporation and second amended and restated by-laws below. The summary is not complete. The amended certificate of incorporation and second amended and restated by-laws are incorporated by reference into this prospectus in their entirety. You should read our amended certificate of incorporation and the second amended and restated by-laws for the provisions that are important to you.
Match Group’s authorized capital stock consists of 1,600,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2020, there were 260,016,024 shares of common stock outstanding. No shares of preferred stock were issued or outstanding as of July 31, 2020.
Common Stock
The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and non-assessable. Subject to any preferential rights of any outstanding series of preferred stock, holders of our common stock are entitled to share equally, share for share, if dividends are declared on our common stock, whether payable in cash, property or our securities. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote in the election of each director in the class that is up for election in that year and all other matters voted on generally by all stockholders. There is no cumulative voting. Except as otherwise required by law or the amended certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.
Our common stock is listed on NASDAQ under the symbol “MTCH.”
Preferred Stock
We may issue shares of preferred stock in one or more series and may, at the time of issuance, determine the powers, rights, preferences, qualifications, limitations and restrictions of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The number of authorized shares of Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of Match Group, Inc. entitled to vote.
We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.
DESCRIPTION OF DEBT SECURITIES
The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and the applicable trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.
DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•
debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•
currencies; or

•
commodities.

Each purchase contract will entitle or obligate the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. The number of shares of common stock issuable upon the exercise of the warrants will be subject to adjustment from time to time upon the occurrence of any of the following events: any stock dividend, stock subdivision, stock split-up, stock reverse-split and stock combination, and any capital reclassification in connection with a reorganization or consolidation or merger.
DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:
•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•
if applicable, a discussion of any material United States federal income tax considerations;

•
a description of the terms of any unit agreement governing the units; and

•
a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Match Group, the trustees, the warrant agents, the unit agents or any other agent of Match Group, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
PLAN OF DISTRIBUTION
Match Group and/or the selling security holders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:
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through underwriters or dealers;

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directly to a limited number of purchasers or to a single purchaser;

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through agents;

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through a combination of any such methods; or

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through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:
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the name or names of any underwriters, dealers or agents;

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the purchase price of such securities and the proceeds to be received by Match Group, if any;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any initial public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If we and/or the selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
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negotiated transactions,

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at a fixed public offering price or prices, which may be changed,

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at market prices prevailing at the time of sale,

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at prices related to prevailing market prices or

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at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling security holders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We and/or the selling security holders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Match Group at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with Match Group and/or the selling security holders, if applicable, to indemnification by Match Group and/or the selling security holders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Match Group and its affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on NASDAQ. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) until the termination of the offerings of all of the securities covered by this prospectus.
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Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020, as amended by the Annual Report on Form 10-K/A filed on April 29, 2020;

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Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020;

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Current Reports on Form 8-K, filed on February 11, 2020, February 27, 2020, April 28, 2020, May 21, 2020, June 10, 2020, June 12, 2020, June 22, 2020, June 29, 2020, June 30, 2020, July 1, 2020, July 2, 2020 and July 7, 2020; and

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The description set forth under the caption “Description of New Match Capital Stock” in Amendment No. 1 to the Registration Statement on Form S-4/A filed on April 28, 2020.

Match Group will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus. Requests should be addressed to us at: 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Attention: Corporate Secretary, or made by phone at (214) 576-9352.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus and Match Group’s financial statements and other documents incorporated by reference include forward-looking statements, as that term is defined in the Private Securities Litigation

Reform Act of 1995, regarding future events and the future results of Match Group, Inc. that are based on our current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “likely,” “may,” “designed,” “would,” “future,” “can,” “could” and other similar expressions that are predictions, indicate future events and trends or which do not relate to historical matters are intended to identify such forward-looking statements.
These statements are based on our current expectations and beliefs and involve a number of risks, uncertainties and assumptions that are difficult to predict. We believe that these risks and uncertainties include, but are not limited to, those described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC/InterActiveCorp (formerly known as IAC Holdings, Inc.) post-separation, the impact of the outbreak of COVID-19 coronavirus, and the risks inherent in separating Match Group from IAC/InterActiveCorp, including uncertainties related to, among other things, the costs and expected benefits of the proposed transaction, any litigation arising out of or relating to the transaction, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Match Group. These factors should not be construed as exhaustive and should be read with the other cautionary statements contained in or incorporated by reference into this prospectus.
Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in or incorporated by reference into this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in or incorporated by reference into this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus speak only as of the date of those statements or, in the case of statements incorporated by reference, as of the date of the incorporated document, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
LEGAL OPINIONS
The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The consolidated financial statements of Match Group, Inc. appearing in Match Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 (including the schedule appearing therein), and the effectiveness of Match’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.